Exhibit 5.1

March 14, 2011

Points International Ltd.
171 John Street, 5th Floor
Toronto, Ontario M5T 1X3
Canada

Re: Registration Statement on Form S-8 Relating to the Amended and Restated Stock Option Plan of Points International Ltd.

Dear Sirs/Mesdames:

I am Vice President and General Counsel of Points International Ltd., a public company existing under the laws of Canada (the "Registrant"). This opinion is given to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about March 14, 2011, relating to the registration of an aggregate of 1,563,526 of the Registrant's common shares ("Common Shares"), which may be issued under Registrant’s Amended and Restated Stock Option Plan (the "Plan").

In connection with this letter, I have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement, the Registrant's Articles of Continuance and By-Laws, and such other corporate documents, records, certificates, agreements, or other instruments relating to the Registrant and have made such other inquiries, all as I deemed necessary to enable me to render the opinion expressed below.

Based upon the foregoing, and subject to the qualifications contained herein, I am of the opinion that the Common Shares have been duly authorized for issuance pursuant to the Plan and, when issued from time to time in accordance with the terms of the Plan, will be validly issued and outstanding as fully paid and non-assessable.

I am admitted to the practice of law in the Province of Ontario, Canada and do not purport to be expert in the laws of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours Truly,

/s/ Marc Shewchun

Marc Shewchun

171 John Street, 5th Floor, Toronto, ON M5T 1X3 | T: 416.595.0000 | F: 416.595.6444 • www.points.com